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                                                                       EXHIBIT 5

          SPECIMEN OF LEGEND TO BE PLACED ON W-H ENERGY SERVICES, INC.
                            COMMON STOCK CERTIFICATES

This certificate also evidences and entitles the holder hereof to certain rights as set forth in an Agreement between W-H Energy Services, Inc. and Computershare Trust Company, Inc., dated as of May 31, 2002, as it may be amended from time to time (the "Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of W-H Energy Services, Inc. Under certain circumstances, as set forth in the Agreement, such Rights (as defined in the Agreement) will be evidenced by separate certificates and will no longer be evidenced by this certificate. W-H Energy Services, Inc. will mail to the holder of this certificate a copy of the Agreement without charge after receipt of a written request therefor. As set forth in the Agreement, Rights beneficially owned by any Person (as defined in the Agreement) who becomes an Acquiring Person (as defined in the Agreement) become null and void.